Exhibit 10.11

The following current and former executive officers have a percentage benefit multiplier under the Supplemental Executive Retirement Plan (the “Plan” of 2.0%, as indicated below, in lieu of the 1.6% of final average monthly remuneration benefit multiplier described in the Plan:

1.6%
Christopher E. Hufnagel